Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post Effective Amendment No. 16 to the Registration Statement on Form N-6 (the "Registration Statement") of our report dated April 11, 2016, relating to the financial statements of Pruco Life of New Jersey Variable Appreciable Account, which appear in the Post Effective Amendment No. 11 to the Registration Statement on Form N-6 (No. 333-158637). We also consent to the incorporation by reference in this Registration Statement of our report dated March 10, 2016, relating to the consolidated financial statements of Pruco Life Insurance Company of New Jersey and its subsidiary, which appear in the Post Effective Amendment No. 11 to the Registration Statement on Form N-6 (No. 333-158637).

/s/ PricewaterhouseCoopers LLP
New York, NY
December 16, 2016